Exhibit 99
News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS STRONG SECOND QUARTER EARNINGS, INCREASED MARGIN, LOAN GROWTH AND SOLID ASSET QUALITY
WAYNE, NJ – July 30, 2014 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the second quarter of 2014 of $29.5 million, or $0.15 per diluted common share as compared to the second quarter of 2013 earnings of $33.9 million, or $0.17 per diluted common share. The decrease as compared to the second quarter of last year was primarily due to a $13.7 million ($7.9 million after taxes, or $0.04 per common share) decline in net gains on sales of loans largely caused by the market-wide drop in the level of residential mortgage loan refinance activity.
Key financial highlights for the second quarter:

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Net Interest Income and Margin: Net interest income totaling $117.4 million for the three months ended June 30, 2014 increased $3.4 million and $7.5 million as compared to the first quarter of 2014 and second quarter of 2013, respectively. On a tax equivalent basis, our net interest margin increased 7 basis points to 3.27 percent in the second quarter of 2014 as compared to 3.20 percent for the first quarter of 2014, and increased 12 basis points from 3.15 percent in the second quarter of 2013. The increases in both net interest income and margin from the first quarter of 2014 were largely due to a $5.3 million increase in the interest income on loans, partially offset by a lower yield on our taxable investment security portfolio. The increased interest income on loans was mainly driven by increased cash flows within our higher yielding purchased credit-impaired (PCI) loan portfolios, while interest income on taxable investments declined due to normal maturities of higher yielding investments reinvested at lower current market rates. The cost of interest bearing liabilities moderately increased to 1.45 percent for the second quarter of 2014 as compared to 1.44 percent for the first quarter of 2014 due to one additional day during the second quarter, as well as slightly higher rates offered on the majority of our certificates of deposit products.

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Loans: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) increased by $137.2 million, or 4.7 percent on an annualized basis, to $11.8 billion at June 30, 2014 from March 31, 2014 largely due to solid organic automobile loan growth of $64.7 million, or 27.1 percent on an annualized basis, as well as increases of $45.7 million, $25.0 million, and $16.7 million in our commercial and industrial loan, other consumer loan, and commercial real estate loan portfolios, respectively. The increases were partially offset by declines within the residential mortgage loan portfolio (largely due to normal repayments and the slowdown in the consumer refinance market) and the commercial real estate loan segment of our PCI loans. Total covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) decreased to $62.6 million, or 0.5 percent of our total loans, at June 30, 2014 as compared to $80.9 million at March 31, 2014 mainly due to normal collection and prepayment activity.

Valley National Bancorp (NYSE: VLY)
2014 Second Quarter Earnings
July 30, 2014

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Asset Quality: Total non-PCI loan portfolio delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 0.88 percent at June 30, 2014 compared to 0.92 percent at March 31, 2014. Of the 0.88 percent in delinquencies at June 30, 2014, 0.07 percent, or $8.0 million, represented performing matured loans in the normal process of renewal. Non-accrual loans (excluding non-performing loans held for sale) moderately increased to $68.4 million, or 0.58 percent of our entire loan portfolio of $11.8 billion, at June 30, 2014 as compared to $64.6 million, or 0.55 percent of total loans, at March 31, 2014. Overall, our non-performing assets (which include non-performing loans held for sale) decreased by 15.4 percent to $96.9 million at June 30, 2014 as compared to $114.6 million at March 31, 2014 largely due to the second quarter sale of non-performing loans held for sale totaling $17.2 million. See further details under the "Credit Quality" section below.

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Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: We recorded no provision for losses on non-covered loans and unfunded letters of credit for the second quarter of 2014 as compared to $4.0 million for the first quarter of 2014 and $2.7 million for the second quarter of 2013. For the second quarter of 2014, we recognized net loan recoveries on non-covered loans totaling $2.3 million as compared to net loan charge-offs of $11.9 million and $7.0 million for the first quarter of 2014 and second quarter of 2013, respectively. The net recoveries during the second quarter largely related to two commercial and industrial loan recoveries with a combined total of $4.3 million. At June 30, 2014, our allowance for losses on non-covered loans and unfunded letters of credit totaled $104.5 million and was 0.89 percent of non-covered loans, as compared to 0.88 percent and 1.05 percent at March 31, 2014 and June 30, 2013, respectively.

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Provision for Losses on Covered Loans: During the second quarters of 2014 and 2013, we recorded a negative (credit) provision for losses on covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) totaling $5.7 million and $110 thousand, respectively, related to decreases in the estimated additional credit impairment of certain loan pools subsequent to acquisition. No provision was recorded for the linked first quarter of 2014. The negative provision during the second quarter of 2014 resulted in a partially offsetting $4.4 million decrease in other non-interest income and our FDIC loss-share receivable due to the change in the portion of the estimated losses covered by the loss-sharing agreements with the FDIC. Net charge-offs of covered loans totaled $287 thousand during the second quarter of 2014 as compared to no net charge-offs recognized in the first quarter of 2014 and second quarter of 2013.

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Non-Interest Income: Non-interest income decreased $7.1 million to $12.4 million for the three months ended June 30, 2014 from $19.5 million for the first quarter of 2014. The decrease was mostly due to a $7.6 million reduction in non-interest income related to the change in the FDIC loss-share receivable caused, in large part, by the aforementioned $5.7 million negative provision for losses on covered loans, as well as higher cash flows on certain covered loan pools which increased our interest income on PCI loans during the second quarter of 2014.

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Non-Interest Expense: Non-interest expense decreased $654 thousand to $94.2 million for the second quarter of 2014 from $94.9 million for the first quarter of 2014. The decrease was mainly due to normal seasonal declines in net occupancy and equipment expense as well as lower salary and employee benefits expense. However, other non-interest expense increased $2.4 million largely due to higher amortization of tax credit investments caused by valuation write-downs,

Valley National Bancorp (NYSE: VLY)
2014 Second Quarter Earnings
July 30, 2014

which are infrequent in nature, related to such investments. Additionally, we incurred expenses totaling $619 thousand (primarily within professional and legal fees) for the three and six months ended June 30, 2014 related to the proposed acquisition of 1st United Bancorp, Inc. announced on May 8, 2014. See the "Non-Interest Expense" section below for additional information.

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Efficiency Ratio: The efficiency ratio measures total non-interest expense as a percentage of net interest income plus total non-interest income. Our efficiency ratio was 72.58 percent, 71.05 percent and 66.78 percent for the second quarter of 2014, first quarter of 2014, and second quarter of 2013, respectively. The negative upward movement in our efficiency ratio over the last twelve month period is largely due to a significant decline in net gains on the sales of residential mortgage loans. Additionally, our efficiency ratio is negatively impacted by the amortization of tax-advantaged investments within our non-interest expense that result in tax credits that reduce our income tax expense, as well as reductions in our non-interest income related to the changes in our FDIC loss-share receivable caused by, from time to time, credits to our provision for losses on covered loans. If the impact of these items (which totaled $10.2 million, $3.7 million and $2.7 million for the second quarter of 2014, first quarter of 2014, and second quarter of 2013, respectively) were excluded, our efficiency ratio would have been 65.87 percent, 68.27 percent and 64.89 percent for the second quarter of 2014, first quarter of 2014 and second quarter of 2013, respectively.

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Income Tax Expense: Our effective tax rate increased to 28.5 percent for the second quarter of 2014 as compared to 2.4 percent for the first quarter of 2014 and 24.4 percent for the second quarter of 2013. The return to a more normalized tax rate during the second quarter of 2014 was largely due to a $8.3 million tax benefit recorded as a component of total income tax expense during the first quarter of 2014 related to the completion of a recent income tax examination. Also, to a lesser extent, the increase in pre-tax income during the second quarter of 2014 contributed to the increase in our effective tax rate. For the remainder of 2014, we anticipate that our effective tax rate will range from 27 percent to 29 percent.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. Valley's total risk-based capital, Tier 1 capital, leverage capital, and Tier 1 common capital ratios were 11.89 percent, 9.80 percent, 7.41 percent and 9.43 percent, respectively, at June 30, 2014.

Gerald H. Lipkin, Chairman, President and CEO commented that, “Given the continuous challenges of today's regulatory and low interest rate environments, we are pleased with our second quarter performance. During the second quarter, we were encouraged by the solid uptick in commercial and industrial loan demand which supported a 9 percent annualized expansion in this loan category, while automobile loan growth continued during the period due to our extensive dealer network and a robust U.S. auto sales market. The commercial loan pipeline, with the exception of construction loans, in the early stages of the third quarter of 2014 has remained strong and has shown signs of broadening across many customer business segments of the portfolio. At the same time, our credit quality has remained well-controlled and reflective of Valley's commitment to prudent loan underwriting standards.”
Mr. Lipkin added, “As we get closer to 2015, we remain upbeat on our ability to reduce our overall funding cost as over $1.5 billion of high cost long-term borrowings mature beginning in 2015 through 2017.  These maturities with an average cost of 4.13 percent are likely to substantially decrease the level of our funding costs, which we believe will increase many of our key financial metrics in the

Valley National Bancorp (NYSE: VLY)
2014 Second Quarter Earnings
July 30, 2014

future. Additionally, we have some derivative instruments in place intended to hedge increases in the cost of deposits. Currently, these instruments have a negative impact on interest expense and our earnings per share, but will also mature and no longer be a cost to us starting in 2015 through 2017.
In May 2014, we announced our entry into a merger agreement with 1st United Bancorp, Inc. ("1st United") and its wholly-owned subsidiary, 1st United Bank, with approximately $1.7 billion in assets and a 21 branch network covering some of the most attractive urban banking markets in Florida. The branch network includes locations throughout southeast Florida, the Treasure Coast, central Florida and central Gulf Coast regions. We are very excited to welcome this tremendous opportunity to expand into one of the premiere growth markets of the United States, and to add 1st United's experienced banking team, competitive positioning, and attractive client base as Valley's foundation for future growth opportunities in the Florida region. The transaction closing is anticipated in the fourth quarter of 2014, subject to approvals from regulators, 1st United shareholder approval of the merger and Valley shareholder approval of an amendment of its certificate of incorporation to increase its authorized common shares, as well as other customary conditions.”
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $119.4 million for the second quarter of 2014 increased $3.4 million and $7.5 million as compared to the first quarter of 2014 and the second quarter of 2013, respectively. Interest income on a tax equivalent basis increased to $159.2 million for the second quarter of 2014 as compared to $155.0 million for the first quarter of 2014. The $4.2 million increase from the first quarter of 2014 was mainly due to a 13 basis point increase in the yield on average loans and a $129.8 million increase in average loans, partially offset by a 21 basis point decline in the yield on taxable investment securities. Interest expense moderately increased $731 thousand to $39.7 million for the three months ended June 30, 2014. The increase in interest expense from the first quarter of 2014 was primarily driven by one additional day during the second quarter, higher interest rates offered on most of our certificate of deposit products starting in April 2014, as well as a $188.7 million increase in average savings, NOW and money market account balances for the second quarter of 2014. The higher average balances were largely due to an increase in brokered money market accounts used as part of our low cost short-term funding strategies for loan growth, as well as other liquidity needs.
The net interest margin on a tax equivalent basis was 3.27 percent for the second quarter of 2014, an increase of 7 basis points and 12 basis points from 3.20 percent and 3.15 percent in the linked first quarter of 2014 and the three months ended June 30, 2013, respectively. The yield on average interest earning assets increased by 7 basis points on a linked quarter basis. The increased yield was mainly a result of the aforementioned increase in the yield on average loans largely caused by an increase in the accretable yield on PCI loans due to higher cash flows, partially offset by new and refinanced loan volumes at current interest rates that remain relatively low compared to the overall yield of our loan portfolio. The higher level of accretion on certain PCI loan pools is expected to continue for the remainder of 2014, adjusted for loan repayments within the PCI portfolio. Significant repayment volumes have decreased such higher yielding PCI loans by 9.0 percent and 16.2 percent at June 30, 2014 as compared to March 31, 2014 and December 31 2013, respectively. Additionally, the level of yields on new loans has been negatively impacted by the low market interest rates caused not only from the Fed's current monetary policy, but also from intense competition in our markets for quality commercial customers. During the second quarter, our yield on average taxable investment securities declined 21 basis points largely due to normal

Valley National Bancorp (NYSE: VLY)
2014 Second Quarter Earnings
July 30, 2014

repayments (and, to a lesser extent, calls for early redemption) of higher yielding securities which were largely reinvested in new lower yielding residential mortgage-backed securities issued by Ginnie Mae and government sponsored enterprises. The overall cost of average interest bearing liabilities increased by only 1 basis point from 1.44 percent in the linked first quarter of 2014 primarily due to one additional day during the second quarter, as well as slightly higher rates offered on the majority of our certificates of deposit products. Our cost of total deposits was 0.39 percent for the second quarter of 2014 compared to 0.38 percent for the three months ended March 31, 2014.
Potential future loan growth from solid commercial loan and automobile loan demand has continued into the early stages of the third quarter of 2014 and is anticipated to positively impact our future net interest income. However, our margin continues to face the risk of compression in the future due to the relatively low level of interest rates on most interest earning asset alternatives and further repayment of higher yielding interest earning assets. In the face of these significant challenges, we continue to tightly manage our balance sheet and explore ways reduce our cost of funds to optimize our returns.
Loans and Deposits
Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $137.2 million, or 4.7 percent on an annualized basis, to approximately $11.8 billion at June 30, 2014 from March 31, 2014, despite a $48.6 million decline in our non-covered PCI loan portion of this portfolio. The increase in total non-covered loans was mainly due to organic growth across several loan portfolios, except for residential mortgage, home equity, and construction loans (as discussed further below).
Total commercial and industrial loans increased $45.7 million from March 31, 2014 to approximately $2.1 billion at June 30, 2014 due, in part, to brisk new loan demand generally in our New York markets, as well as continued growth in new lending relationships moving to Valley from other financial institutions. These new loan volumes more than offset our normal repayment and refinance activity. However, we continued to experience strong market competition for quality new and existing loan relationships during the second quarter and, although total outstanding balances and customer usage have both increased for commercial lines of credit, total commitments for such lines of credit declined as compared to the first quarter of 2014.
Total commercial real estate loans (excluding construction loans) increased $16.7 million from March 31, 2014 to $5.1 billion at June 30, 2014. Loan origination volumes and demand were seen across many segments of commercial real estate borrowers, but with a lower level of new co-op building loans within our New York City markets as compared to the last several quarters. Construction loans totaling $413.3 million at June 30, 2014 remained relatively unchanged from March 31, 2014.
Total residential mortgage loans decreased $10.7 million to approximately $2.5 billion at June 30, 2014 from March 31, 2014 mostly due to normal loan repayments and some lost refinance activity that outpaced our new and refinanced loans originated for investment during the second quarter of 2014. Total residential mortgage loan originations were $54.3 million for the second quarter of 2014 and declined over 16 percent as compared to the first quarter of 2014 and nearly 89 percent from the second quarter of 2013 as the higher level of mortgage interest rates since June 2013 has had a significant negative impact on demand in the consumer refinance market. During the second quarter of 2014, Valley sold approximately $23.6 million of residential mortgages originated for sale (including $5.1 million of loans held for sale at

Valley National Bancorp (NYSE: VLY)
2014 Second Quarter Earnings
July 30, 2014

March 31, 2014). We also purchased $7.7 million of loans from third party originators during the second quarter of 2014 and a total of $26.7 million for the six months ended June 30, 2014.
Automobile loans increased by $64.7 million to $1.0 billion at June 30, 2014 as compared to March 31, 2014 as our new organic loan volumes continued to be solid due to the overall strength of the U.S. auto markets. Valley has not deviated from its conservative underwriting standards, nor participated in the subprime auto lending markets (like many of our competitors) to achieve its growth in auto lending. Additionally, we made no auto loan purchases from third party originators during the three and six months ended June 30, 2014.
Home equity loans totaling $436.4 million at June 30, 2014 decreased $3.6 million as compared to March 31, 2014. However, other consumer loans increased $25.0 million to $252.8 million at June 30, 2014 as compared to $227.8 million at March 31, 2014 mainly due to both growth and customer usage of collateralized personal lines of credit.
Covered Loans. PCI loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired in two FDIC-assisted transactions during 2010.  Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $62.6 million at June 30, 2014 as compared to $80.9 million at March 31, 2014. All of our covered loans, as well as non-covered PCI loans acquired in 2012, are accounted for on a pool basis. For loan pools with higher cash flows than originally estimated at the acquisition dates, the forecasted increase in cash flows is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received from borrowers on those loan pools. During the second quarter of 2014, we reduced our FDIC loss-share receivable by $2.1 million due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period, as compared to $1.9 million during the first quarter of 2014.
Deposits. Total deposits increased $148.1 million to approximately $11.4 billion at June 30, 2014 from March 31, 2014 largely due to higher money market account balances. Valley’s savings, NOW and money market accounts totaling approximately $5.6 billion at June 30, 2014 increased $192.8 million as compared to March 31, 2014 mostly due to new brokered money market account balances used as a short-term funding source for loan growth and other liquidity needs. Time deposits also increased by $79.0 million to $2.2 billion due to moderately higher interest rates offered on all of our retail certificate of deposit products since April 2014. Partially offsetting the increases in the aforementioned categories, our non-interest bearing deposits totaling $3.6 billion at June 30, 2014 decreased by $123.7 million, or 3.3 percent, from March 31, 2014 due to normal fluctuations in account activity for several of our larger customers, as well as some mitigation to our more attractively priced certificate of deposit products.
Credit Quality
Total loan portfolio delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 0.88 percent at June 30, 2014 as compared to 0.92 percent at March 31, 2014 and 1.51 percent at June 30, 2013. Of the 0.88 percent in delinquencies at June 30, 2014, 0.07 percent, or $8.0 million, represented performing matured loans in the normal process of renewal. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on

Valley National Bancorp (NYSE: VLY)
2014 Second Quarter Earnings
July 30, 2014

a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley.
Loans past due 30 to 59 days decreased $12.8 million to $23.6 million at June 30, 2014 compared to March 31, 2014 mainly due to decreases of $12.7 million and $1.6 million in the commercial real estate and construction loans, respectively, partially offset by a $1.6 million increase in residential mortgage loans. The decreases within the commercial real estate and construction loan categories were largely driven by the completion of the renewal underwriting process for performing matured loans during the second quarter of 2014, which were reported in this delinquency category at March 31, 2014.
Loans past due 60 to 89 days increased $3.6 million to $8.9 million at June 30, 2014 compared to March 31, 2014 mainly due to a $5.3 million increase in construction loan delinquencies. The $5.3 million increase was entirely due to two new performing matured loans in the normal process of renewal reported at June 30, 2014. Partially offsetting this increase, commercial real estate loans within this past due category declined $2.3 million to $57 thousand at June 30, 2014 from $2.4 million at March 31, 2014 partially due to better performance and two loans totaling $996 thousand that migrated to non-accrual loans during the second quarter.
Loans past due 90 days or more and still accruing increased $1.8 million to $3.4 million at June 30, 2014 compared to $1.6 million at March 31, 2014. Within this past due category, commercial real estate loans and commercial and industrial loans increased $2.1 million and $251 thousand almost entirely due to two new performing matured loans in the normal process of renewal at June 30, 2014. All other loan types within this delinquency category declined during the second quarter of 2014.
Total non-performing assets (NPAs), consisting of non-accrual loans, non-performing loans held for sale, other real estate owned (OREO), other repossessed assets and non-accrual debt securities totaled $96.9 million at June 30, 2014 compared to $114.6 million at March 31, 2014. The $17.7 million decrease in NPAs from March 31, 2014 was largely due to the sale of non-performing loans held for sale, as well as the decline in OREO discussed further below.
Non-accrual loans increased $3.8 million to $68.4 million at June 30, 2014 as compared to $64.6 million at March 31, 2014 mainly due to a $5.6 million increase within the commercial real estate loan category caused, in part, by one new large non-accrual loan. All other loan types within the non-accrual loan category moderately declined during the second quarter of 2014.
Non-performing loans held for sale decreased $19.5 million to $7.9 million at June 30, 2014 from $27.3 million at March 31, 2014. The decrease was primarily due to the sale of loans totaling $17.2 million during the second quarter of 2014, as well as a $2.3 million valuation write-down related to one non-performing commercial real estate loan that remained in loans held for sale at June 30, 2014. The loan sales and valuation write-down related to non-performing loans held for sale resulted in an aggregate net loss of $132 thousand for the second quarter of 2014 recognized as a component of the net gains on sales of loans category of our non-interest income.
OREO properties decreased $1.7 million to $15.0 million at June 30, 2014 from $16.7 million at March 31, 2014 primarily due to the sale of 10 properties with net carrying values of approximately $3.7 million, partially offset by new foreclosed properties during the second quarter of 2014.
With a non-covered loan portfolio totaling $11.8 billion at June 30, 2014, net loan recoveries on non-covered loans for the second quarter of 2014 totaled $2.3 million as compared to net loan charge-offs of

Valley National Bancorp (NYSE: VLY)
2014 Second Quarter Earnings
July 30, 2014

$11.9 million and $7.0 million for the first quarter of 2014 and second quarter of 2013, respectively. The decrease in loan charge-offs as compared to the linked first quarter was largely due to the valuation charge of $8.3 million recognized in the first quarter on certain non-performing loans transferred to loans held for sale and aggregate loan charge-off recoveries totaling $4.3 million related to two commercial and industrial loans during the second quarter of 2014. For the covered loan pools, net charge-offs totaled $287 thousand during the second quarter of 2014 as compared to no net charge-offs recognized in the first quarter of 2014 and second quarter of 2013. Charge-offs on covered loan pools, when incurred, are substantially covered by loss-sharing agreements with the FDIC. During the second quarter of 2014, we also recorded a negative (credit) provision for losses on covered loans totaling $5.7 million related to a decrease in the estimated additional credit impairment of certain loan pools subsequent to acquisition. As a result of the aforementioned net charge-offs and negative provision, our allowance for losses on covered loans was reduced to $1.1 million at June 30, 2014 (as shown in the table below).
The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at June 30, 2014, March 31, 2014, and June 30, 2013:

	June 30, 2014		March 31, 2014		June 30, 2013
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
Loan Category:
Commercial and industrial loans*	$49,883	2.42%	$51,965	2.57%	$55,656	2.80%
Commercial real estate loans:
Commercial real estate	25,882	0.51%	22,951	0.45%	25,193	0.57%
Construction	9,385	2.27%	8,999	2.17%	11,554	2.71%
Total commercial real estate loans	35,267	0.64%	31,950	0.58%	36,747	0.76%
Residential mortgage loans	6,989	0.28%	6,856	0.28%	8,398	0.35%
Consumer loans:
Home equity	1,188	0.27%	1,047	0.24%	1,600	0.35%
Auto and other consumer	4,180	0.33%	3,056	0.26%	3,481	0.34%
Total consumer loans	5,368	0.31%	4,103	0.25%	5,081	0.34%
Unallocated	6,979	—	7,309	—	6,928	—
Allowance for non-covered loans
and unfunded letters of credit	104,486	0.89%	102,183	0.88%	112,810	1.05%
Allowance for covered loans	1,111	1.78%	7,070	8.74%	7,070	4.99%
Total allowance for credit losses	$105,597	0.89%	$109,253	0.93%	$119,880	1.10%

* Includes the reserve for unfunded letters of credit.

The allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans was 0.89 percent at June 30, 2014 as compared to 0.88 percent and 1.05 percent at March 31, 2014 and June 30, 2013, respectively. At June 30, 2014, our allocations for losses on commercial real estate loans, and auto and other consumer loans increased largely due to the significant loan growth in these portfolios over the last several quarters, combined with some mixed signals from certain economic indicators during the second quarter of 2014. However, we are cautiously optimistic about the direction

Valley National Bancorp (NYSE: VLY)
2014 Second Quarter Earnings
July 30, 2014

of the current economy. Overall, our current levels of loan delinquencies, internally classified loans, and net loan charge-offs continued to trend downward during the second quarter of 2014 and positively impacted our estimate of the allowance for credit losses at June 30, 2014.
Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding non-covered PCI loans with carrying values totaling approximately $613.1 million) was 0.94 percent at June 30, 2014 as compared to 0.93 percent at March 31, 2014. PCI loans are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. There were no allowance reserves related to non-covered PCI loans at June 30, 2014, March 31, 2014 and June 30, 2013.
Non-Interest Income
Non-interest income decreased $7.1 million to $12.4 million for the second quarter of 2014 from $19.5 million for the linked quarter ended March 31, 2014 largely due to a $7.7 million reduction in our non-interest income related to the changes in our FDIC loss-share receivable. The reduction in non-interest income related to the change in the FDIC loss-share receivable was caused, in large part, by a $5.7 million credit to the provision for losses on covered loans, as well as higher cash flows on certain covered loan pools which increased our interest income on PCI loans (and reduced the expected loss amounts receivable from the FDIC) during the second quarter of 2014.
Non-Interest Expense
Non-interest expense decreased $654 thousand to $94.2 million for the second quarter of 2014 as compared to $94.9 million for the first quarter of 2014. Net occupancy and equipment expense decreased $2.8 million to $18.0 million for the second quarter of 2014 largely because of higher seasonal maintenance costs, such as snow removal services during the linked first quarter of 2014. Salary and employee benefit expense also declined by $994 thousand to $47.1 million for the second quarter of 2014 due to decreases in medical health insurance expense, stock-based compensation expense and payroll taxes as compared to the first quarter of 2014. Partially offsetting these decreases in non-interest expense, other non-interest expense increased $2.4 million from $16.1 million during the three months ended March 31, 2014 mainly due to a $2.1 million increase in the amortization of tax credit investments during the second quarter of 2014. Amortization of tax credit investments increased mostly due to valuation write-downs related to such investments which are infrequent in nature. Additionally, we incurred expenses totaling $619 thousand (primarily within professional and legal fees) for the three months ended June 30, 2014 related to the proposed merger acquisition of 1st United.
We strive to maintain a low level of non-interest expense and a low efficiency ratio through diligent management efforts to optimize our business operations and balance sheet. In December 2013, we announced a multi-year branch modernization initiative starting in early 2014, which incorporates new digital delivery channels and self-service banking platforms. As a result, Valley has begun to introduce the new technologies to customers that is expected to enhance their banking experience, while simultaneously reducing our operating expense over time. These measures, and our continuous review of other branch costs and opportunities to "right size" the number and size of our branch locations, should benefit the level of our efficiency ratio in the future.

Valley National Bancorp (NYSE: VLY)
2014 Second Quarter Earnings
July 30, 2014

Income Tax Expense
Income tax expense was $11.8 million for the three months ended June 30, 2014 reflecting an effective tax rate of 28.5 percent, as compared to $830 thousand for the first quarter of 2014 reflecting an effective tax rate of 2.4 percent and $11.0 million for the second quarter of 2013 reflecting an effective tax rate of 24.4 percent.  The return to a more normalized tax rate during the second quarter of 2014 was largely due to a $8.3 million tax benefit recorded as a component of total income tax expense during the first quarter of 2014 related to the completion of a recent income tax examination. Also, to a lesser extent, the increase in pre-tax income during the second quarter of 2014 contributed to the increase in our effective tax rate. For the remainder of 2014, we anticipate that our effective tax rate will range from 27 percent to 29 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $16.3 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 204 branches in 144 communities serving 16 counties throughout northern and central New Jersey, Manhattan, Brooklyn, Queens and Long Island. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a severe decline in the general economic conditions of New Jersey, New York Metropolitan area and Florida;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	less than expected cost savings from long-term borrowings that mature from 2015 to 2017;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

Valley National Bancorp (NYSE: VLY)
2014 Second Quarter Earnings
July 30, 2014

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

•
our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•
failure to obtain the 1st United shareholder, Valley shareholder or regulatory approvals necessary for the merger of 1st United with Valley or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe;

•	the inability to realize expected revenue synergies from the 1st United merger in the amounts or in the timeframe anticipated;

•	costs or difficulties relating to the 1st United integration matters might be greater than expected;

•	inability to retain customers and employees, including those of 1st United;

•	lower than expected cash flows from purchased credit-impaired loans;

Valley National Bancorp (NYSE: VLY)
2014 Second Quarter Earnings
July 30, 2014

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; and

•	other unexpected material adverse changes in our operations or earnings.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2014	2014	2013	2014	2013
FINANCIAL DATA:
Net interest income	$117,419	$114,024	$109,887	$231,443	$219,923
Net interest income - FTE (1)	119,417	116,016	111,916	235,433	223,972
Non-interest income (2)	12,410	19,522	32,894	31,932	64,190
Non-interest expense	94,229	94,883	95,346	189,112	190,785
Income tax expense	11,751	830	10,961	12,581	23,775
Net income	29,520	33,835	33,922	63,355	65,232
Weighted average number of common shares outstanding:
Basic	200,472,592	200,128,384	199,244,243	200,301,438	199,085,501
Diluted	200,472,592	200,128,384	199,244,243	200,301,438	199,085,501
Per common share data:
Basic earnings	$0.15	$0.17	$0.17	$0.32	$0.33
Diluted earnings	0.15	0.17	0.17	0.32	0.33
Cash dividends declared	0.11	0.11	0.16	0.22	0.33
Book value	7.85	7.79	7.64	7.85	7.64
Tangible book value (3)	5.55	5.48	5.29	5.55	5.29
Tangible common equity to tangible assets (3)	7.01%	6.91%	6.80%	7.01%	6.80%
Closing stock price - high	$10.80	$10.41	$10.05	$10.80	$10.43
Closing stock price - low	9.48	9.30	8.85	9.30	8.85
FINANCIAL RATIOS:					`
Net interest margin	3.21%	3.15%	3.09%	3.18%	3.11%
Net interest margin - FTE (1)	3.27	3.20	3.15	3.23	3.16
Annualized return on average assets	0.72	0.84	0.85	0.78	0.82
Annualized return on average shareholders' equity	7.54	8.76	8.96	8.14	8.64
Annualized return on average tangible shareholders' equity (3)	10.68	12.52	12.93	11.59	12.45
Efficiency ratio (4)	72.58	71.05	66.78	71.80	67.15
AVERAGE BALANCE SHEET ITEMS:
Assets	$16,288,368	$16,202,159	$15,922,088	$16,245,502	$15,871,932
Interest earning assets	14,626,862	14,489,536	14,223,316	14,558,579	14,160,991
Loans	11,771,299	11,641,511	10,986,603	11,706,764	11,017,436
Interest bearing liabilities	10,987,328	10,838,598	10,776,408	10,913,373	10,778,656
Deposits	11,382,118	11,244,498	11,332,255	11,313,688	11,267,561
Shareholders' equity	1,566,829	1,544,640	1,513,942	1,555,796	1,510,474

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2014	2014	2013	2013
BALANCE SHEET ITEMS:
Assets	$16,335,967	$16,344,464	$16,156,541	$15,977,202
Total loans	11,813,428	11,694,594	11,567,612	10,883,025
Non-covered loans	11,750,875	11,613,664	11,471,447	10,741,208
Deposits	11,416,052	11,267,985	11,319,262	11,242,622
Shareholders' equity	1,573,656	1,559,889	1,541,040	1,521,553
CAPITAL RATIOS:
Tier 1 leverage ratio	7.41%	7.37%	7.27%	8.15%
Risk-based capital - Tier 1	9.80	9.72	9.65	11.00
Risk-based capital - Total Capital	11.89	11.85	11.87	12.40
Tier 1 common capital ratio (3)	9.43	9.35	9.28	9.37

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2014	2014	2013	2014	2013
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$109,253	$117,112	$124,364	$117,112	$132,495
Loans charged-off: (5)
Commercial and industrial	(1,340)	(8,614)	(1,441)	(9,954)	(8,766)
Commercial real estate	(862)	(3,851)	(4,014)	(4,713)	(4,612)
Construction	(1,170)	(639)	(375)	(1,809)	(1,770)
Residential mortgage	(212)	(63)	(1,666)	(275)	(2,558)
Consumer	(1,167)	(1,072)	(860)	(2,239)	(2,369)
Total loans charged-off	(4,751)	(14,239)	(8,356)	(18,990)	(20,075)
Charged-off loans recovered: (5)
Commercial and industrial	4,420	544	602	4,964	1,940
Commercial real estate	556	1,337	50	1,893	65
Construction	912	—	—	912	—
Residential mortgage	157	79	68	236	138
Consumer	721	422	600	1,143	996
Total loans recovered	6,766	2,382	1,320	9,148	3,139
Net recoveries (charge-offs) (5)	2,015	(11,857)	(7,036)	(9,842)	(16,936)
Provision charged for credit losses	(5,671)	3,998	2,552	(1,673)	4,321
Ending balance - Allowance for credit losses	$105,597	$109,253	$119,880	$105,597	$119,880
Components of allowance for credit losses:
Allowance for non-covered loans	$101,942	$99,639	$110,374	$101,942	$110,374
Allowance for covered loans	1,111	7,070	7,070	1,111	7,070
Allowance for loan losses	103,053	106,709	117,444	103,053	117,444
Allowance for unfunded letters of credit	2,544	2,544	2,436	2,544	2,436
Allowance for credit losses	$105,597	$109,253	$119,880	$105,597	$119,880
Components of provision for credit losses:
Provision for losses on non-covered loans	$—	$4,949	$2,746	$4,949	$6,456
Provision for losses on covered loans	(5,671)	—	(110)	(5,671)	(2,276)
Provision for unfunded letters of credit	—	(951)	(84)	(951)	141
Provision for credit losses	$(5,671)	$3,998	$2,552	$(1,673)	$4,321
Annualized ratio of net charge-offs of
non-covered loans to average loans	(0.08)%	0.41%	0.26%	0.16%	0.30%
Annualized ratio of total net charge-offs
to average loans	(0.07)%	0.41%	0.26%	0.17%	0.31%
Allowance for non-covered loan losses as
a % of non-covered loans	0.87%	0.86%	1.03%	0.87%	1.03%
Allowance for credit losses as
a % of total loans	0.89%	0.93%	1.10%	0.89%	1.10%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	June 30,	March 31,	December 31,	June 30,
ASSET QUALITY: (6)	2014	2014	2013	2013
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$4,918	$5,689	$6,398	$1,598
Commercial real estate	3,493	16,169	9,142	13,842
Construction	3,988	5,616	1,186	3,987
Residential mortgage	7,865	6,238	6,595	7,809
Consumer	3,350	2,685	3,792	3,385
Total 30 to 59 days past due	23,614	36,397	27,113	30,621
60 to 89 days past due:
Commercial and industrial	783	599	571	1,927
Commercial real estate	57	2,377	2,442	5,104
Construction	5,332	—	4,577	1,785
Residential mortgage	1,989	1,721	1,939	2,810
Consumer	788	613	784	753
Total 60 to 89 days past due	8,949	5,310	10,313	12,379
90 or more days past due:
Commercial and industrial	450	199	233	—
Commercial real estate	2,212	137	7,591	259
Construction	—	—	—	150
Residential mortgage	546	1,033	1,549	2,342
Consumer	161	205	118	349
Total 90 or more days past due	3,369	1,574	9,491	3,100
Total accruing past due loans	$35,932	$43,281	$46,917	$46,100
Non-accrual loans:
Commercial and industrial	$8,096	$8,293	$21,029	$20,913
Commercial real estate	32,507	26,909	43,934	55,390
Construction	6,534	6,569	8,116	13,617
Residential mortgage	19,190	20,720	19,949	26,054
Consumer	2,106	2,149	2,035	2,549
Total non-accrual loans	68,433	64,640	95,063	118,523
Non-performing loans held for sale	7,850	27,329	—	—
Other real estate owned (7)	14,984	16,674	19,580	21,327
Other repossessed assets	1,104	1,995	6,447	7,549
Non-accrual debt securities (8)	4,527	3,963	3,771	50,972
Total non-performing assets ("NPAs")	$96,898	$114,601	$124,861	$198,371
Performing troubled debt restructured loans	$108,538	$114,668	$107,037	$117,052
Total non-accrual loans as a % of loans	0.58%	0.55%	0.82%	1.09%
Total accruing past due and non-accrual loans
as a % of loans	0.88%	0.92%	1.23%	1.51%
Allowance for losses on non-covered loans as a % of
non-accrual loans	148.97%	154.14%	112.08%	93.12%
Non-performing purchased credit-impaired loans: (9)
Non-covered loans	$13,678	$15,534	$24,988	$18,009
Covered loans	13,783	14,243	21,758	44,405

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)    Non-interest income includes net trading gains and losses:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(In thousands)	2014	2014	2013	2014	2013
Trading securities	$(34)	$(9)	$(36)	$(43)	$(66)
Junior subordinated debentures	—	—	(234)	—	(2,406)
Total trading losses, net	$(34)	$(9)	$(270)	$(43)	$(2,472)

(3)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Tier 1 Common Capital and the Tier 1 Common Ratio are non-GAAP financial measures. Valley's management believes Tier 1 Common Capital and the Tier1 Common Ratio are useful because they are measures used by banking regulators in evaluating a company's financial condition and capital strength and thus investors desire to see this information. A reconciliation of Tier 1 Common to Valley's common stockholder's equity, and the Tier 1 Common Ratio to Valley's Tier1 Capital Ratio are included below. Tier 1 Common Capital and the Tier 1 Common Ratio were developed by the banking regulators. Tier 1 Common Capital is defined as Tier 1 Capital less non-common elements including qualifying trust preferred securities.

	As of and For the Period Ended
	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2014	2014	2013	2013
Tier 1 common:
Total equity	$1,573,656	$1,559,889	$1,541,040	$1,521,553
Plus (less):
Net unrealized losses on securities available for sale, net of tax	7,194	14,291	21,661	15,609
Accumulated net losses on cash flow hedges, net of tax	12,857	8,968	6,271	8,631
Defined benefit pension plan net assets, net of tax	10,247	10,283	10,320	14,529
Goodwill, net of tax	(427,392)	(427,392)	(427,392)	(427,392)
Disallowed other intangible assets	(11,352)	(12,203)	(13,122)	(14,919)
Disallowed deferred tax assets	(37,031)	(39,228)	(41,252)	(45,874)
Tier 1 common capital	1,128,179	1,114,608	1,097,526	1,072,137
Trust preferred securities	44,000	44,000	44,000	186,313
Total Tier 1 capital*	$1,172,179	$1,158,608	$1,141,526	$1,258,450
Risk-weighted assets (under Federal Reserve Board
Capital Regulatory Guidelines (RWA))	$11,963,308	$11,918,661	$11,830,604	$11,438,211
Tier 1 capital ratio (Total Tier 1 capital / RWA)	9.80%	9.72%	9.65%	11.00%
Tier 1 common capital ratio (Total Tier 1 common / RWA)	9.43%	9.35%	9.28%	9.37%
___________________

*
Tier 1 Capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 Capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA-CONTINUED

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2014	2014	2013	2014	2013
Tangible book value per common share:
Common shares outstanding	200,467,301	200,361,014	199,254,687	200,467,301	199,254,687
Shareholders' equity	$1,573,656	$1,559,889	$1,521,553	$1,573,656	$1,521,553
Less: Goodwill and other intangible assets	(460,369)	(462,420)	(467,236)	(460,369)	(467,236)
Tangible shareholders' equity	$1,113,287	$1,097,469	$1,054,317	$1,113,287	$1,054,317
Tangible book value	$5.55	$5.48	$5.29	$5.55	$5.29
Tangible common equity to tangible assets:
Tangible shareholders' equity	$1,113,287	$1,097,469	$1,054,317	$1,113,287	$1,054,317
Total assets	16,335,967	16,344,464	15,977,202	16,335,967	15,977,202
Less: Goodwill and other intangible assets	(460,369)	(462,420)	(467,236)	(460,369)	(467,236)
Tangible assets	$15,875,598	$15,882,044	$15,509,966	$15,875,598	$15,509,966
Tangible common equity to tangible assets	7.01%	6.91%	6.80%	7.01%	6.80%
Annualized return on average tangible shareholders' equity:
Net income	$29,520	$33,835	$33,922	$63,355	$65,232
Average shareholders' equity	1,566,829	1,544,640	1,513,942	1,555,796	1,510,474
Less: Average goodwill and other intangible assets	(461,316)	(463,266)	(464,331)	(462,285)	(462,427)
Average tangible shareholders' equity	$1,105,513	$1,081,374	$1,049,611	$1,093,511	$1,048,047
Annualized return on average tangible
shareholders' equity	10.68%	12.52%	12.93%	11.59%	12.45%

(4)
The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income. See the "Non-Interest Expense" section to this press release for additional information.

(5)	Total loans charged-off and recovered includes the following covered loans:

	Three Months Ended			Six Months Ended
(In thousands)	June 30,	March 31,	June 30,	June 30,
Covered loans charged-off:	2014	2014	2013	2014	2013
Commercial and industrial	$(198)	$—	$—	$(198)	$(84)
Commercial mortgage	(425)	—	—	(425)	—
Residential mortgage	(126)	—	—	(126)	(62)
Total covered loans charged-off	(749)	—	—	(749)	(146)
Charged-off loans recovered:
Construction	462	—	—	462	—
Total covered loans recovered	462	—	—	462	—
Net charge-offs	$(287)	$—	$—	$(287)	$(146)

(6)
Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and acquired or purchased loans during 2012. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(7)
Excludes OREO properties related to FDIC-assisted transactions totaling $11.2 million, $11.6 million, $12.3 million and $13.0 million, at June 30, 2014, March 31, 2014, December 31, 2013 and June 30, 2013, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(8)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized (losses) gains totaling ($823) thousand, ($1.4) million, ($1.6) million, and $3.8 million at June 30, 2014, March 31, 2014, December 31, 2013 and June 30, 2013, respectively) after recognition of all credit impairments.

(9)
Represent acquired and purchased loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, EVP, Director of Sales, Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-4005, by fax at (973) 305-1364 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(in thousands, except for share data)

	June 30,	December 31,
	2014	2013
Assets
Cash and due from banks	$266,101	$234,253
Interest bearing deposits with banks	40,580	134,915
Investment securities:
Held to maturity (fair value of $1,854,121 at June 30, 2014 and $1,711,427 at December 31, 2013)	1,826,143	1,731,737
Available for sale	783,205	829,692
Trading securities	14,221	14,264
Total investment securities	2,623,569	2,575,693
Loans held for sale, at fair value	16,068	10,488

Non-covered loans	11,750,875	11,471,447
Covered loans	62,553	96,165
Less: Allowance for loan losses	(103,053)	(113,617)
Net loans	11,710,375	11,453,995
Premises and equipment, net	273,746	270,138
Bank owned life insurance	347,045	344,023
Accrued interest receivable	53,650	53,964
Due from customers on acceptances outstanding	5,162	5,032
FDIC loss-share receivable	20,687	32,757
Goodwill	428,234	428,234
Other intangible assets, net	32,135	36,130
Other assets	518,615	576,919
Total Assets	$16,335,967	$16,156,541
Liabilities
Deposits:
Non-interest bearing	$3,581,435	$3,717,271
Interest bearing:
Savings, NOW and money market	5,643,128	5,422,722
Time	2,191,489	2,179,269
Total deposits	11,416,052	11,319,262
Short-term borrowings	354,230	281,455
Long-term borrowings	2,797,986	2,792,306
Junior subordinated debentures issued to capital trusts	41,171	41,089
Bank acceptances outstanding	5,162	5,032
Accrued expenses and other liabilities	147,710	176,357
Total Liabilities	14,762,311	14,615,501
Shareholders' Equity
Preferred stock (no par value, authorized 30,000,000 shares; none issued)	—	—
Common stock (no par value, authorized 232,023,233 shares; issued 200,477,484 shares
at June 30, 2014 and 199,629,268 shares at December 31, 2013)	70,116	69,941
Surplus	1,408,325	1,403,375
Retained earnings	125,614	106,340
Accumulated other comprehensive loss	(30,297)	(38,252)
Treasury stock, at cost (10,183 common shares at June 30, 2014 and 36,159
common shares at December 31, 2013)	(102)	(364)
Total Shareholders' Equity	1,573,656	1,541,040
Total Liabilities and Shareholders' Equity	$16,335,967	$16,156,541

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
Interest Income
Interest and fees on loans	$136,338	$131,079	$133,966	$267,417	$266,965
Interest and dividends on investment securities:
Taxable	15,709	16,456	12,925	32,165	27,414
Tax-exempt	3,700	3,686	3,673	7,386	7,322
Dividends	1,390	1,790	1,504	3,180	3,184
Interest on federal funds sold and other short-term investments	27	27	302	54	518
Total interest income	157,164	153,038	152,370	310,202	305,403
Interest Expense
Interest on deposits:
Savings, NOW and money market	4,530	4,281	4,369	8,811	9,071
Time	6,683	6,532	7,794	13,215	15,905
Interest on short-term borrowings	304	318	140	622	284
Interest on long-term borrowings and junior subordinated debentures	28,228	27,883	30,180	56,111	60,220
Total interest expense	39,745	39,014	42,483	78,759	85,480
Net Interest Income	117,419	114,024	109,887	231,443	219,923
Provision for losses on non-covered loans and unfunded letters of credit	—	3,998	2,662	3,998	6,597
Provision for losses on covered loans	(5,671)	—	(110)	(5,671)	(2,276)
Net Interest Income After Provision for Credit Losses	123,090	110,026	107,335	233,116	215,602
Non-Interest Income
Trust and investment services	2,244	2,442	2,257	4,686	4,234
Insurance commissions	4,491	4,498	4,062	8,989	8,052
Service charges on deposit accounts	5,636	5,751	5,822	11,387	11,512
Gains (losses) on securities transactions, net	7	(8)	41	(1)	3,999
Trading losses, net	(34)	(9)	(270)	(43)	(2,472)
Fees from loan servicing	1,786	1,670	1,721	3,456	3,238
Gains on sales of loans, net	679	913	14,366	1,592	29,426
Gains (losses) on sales of assets, net	276	(148)	678	128	410
Bank owned life insurance	1,614	1,408	1,424	3,022	2,765
Change in FDIC loss-share receivable	(7,711)	(76)	(2,000)	(7,787)	(5,175)
Other	3,422	3,081	4,793	6,503	8,201
Total non-interest income	12,410	19,522	32,894	31,932	64,190
Non-Interest Expense
Salary and employee benefits expense	47,094	48,088	47,733	95,182	98,305
Net occupancy and equipment expense	17,973	20,724	18,179	38,697	37,068
FDIC insurance assessment	3,393	3,287	5,574	6,680	8,927
Amortization of other intangible assets	2,346	2,351	1,927	4,697	3,530
Professional and legal fees	4,384	3,678	4,285	8,062	8,177
Advertising	533	617	1,850	1,150	3,652
Other	18,506	16,138	15,798	34,644	31,126
Total non-interest expense	94,229	94,883	95,346	189,112	190,785
Income Before Income Taxes	41,271	34,665	44,883	75,936	89,007
Income tax expense	11,751	830	10,961	12,581	23,775
Net Income	$29,520	$33,835	$33,922	$63,355	$65,232
Earnings Per Common Share:
Basic	$0.15	$0.17	$0.17	$0.32	$0.33
Diluted	0.15	0.17	0.17	0.32	0.33
Cash Dividends Declared per Common Share	0.11	0.11	0.16	0.22	0.33
Weighted Average Number of Common Shares Outstanding:
Basic	200,472,592	200,128,384	199,244,243	200,301,438	199,085,501
Diluted	200,472,592	200,128,384	199,244,243	200,301,438	199,085,501

VALLEY NATIONAL BANCORP
LOAN PORTFOLIO
(in thousands)	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
Non-covered Loans
Commercial and industrial	$2,064,751	$2,019,099	$1,995,084	$1,997,353	$1,988,404
Commercial real estate:
Commercial real estate	5,100,442	5,083,744	4,981,675	4,814,670	4,437,712
Construction	413,262	413,795	429,231	423,789	426,891
Total commercial real estate	5,513,704	5,497,539	5,410,906	5,238,459	4,864,603
Residential mortgage	2,461,516	2,472,180	2,499,965	2,532,370	2,412,968
Consumer:
Home equity	436,360	440,006	449,009	449,309	455,166
Automobile	1,021,782	957,036	901,399	862,843	835,271
Other consumer	252,762	227,804	215,084	195,327	184,796
Total consumer loans	1,710,904	1,624,846	1,565,492	1,507,479	1,475,233
Total non-covered loans	$11,750,875	$11,613,664	$11,471,447	$11,275,661	$10,741,208
Covered loans*	62,553	80,930	96,165	121,520	141,817
Total loans	$11,813,428	$11,694,594	$11,567,612	$11,397,181	$10,883,025
_________________________
*	Loans that Valley National Bank will share losses with the FDIC are referred to as "covered loans".

VALLEY NATIONAL BANCORP
	Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
	Net Interest Income on a Tax Equivalent Basis
	Quarter End - 6/30/2014			Quarter End - 3/31/2014			Quarter End - 6/30/2013
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$11,771,299	$136,344	4.63%	$11,641,511	$131,086	4.50%	$10,986,603	$134,017	4.88%
Taxable investments (3)	2,223,374	17,099	3.08%	2,218,851	18,246	3.29%	2,211,207	14,429	2.61%
Tax-exempt investments (1)(3)	564,123	5,692	4.04%	568,960	5,671	3.99%	586,314	5,651	3.86%
Federal funds sold and other
interest bearing deposits	68,066	27	0.16%	60,214	27	0.18%	439,192	302	0.28%
Total interest earning assets	14,626,862	159,162	4.35%	14,489,536	155,030	4.28%	14,223,316	154,399	4.34%
Other assets	1,661,506			1,712,623			1,698,772
Total assets	$16,288,368			$16,202,159			$15,922,088
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$5,648,655	$4,530	0.32%	$5,459,913	$4,281	0.31%	$5,332,299	$4,369	0.33%
Time deposits	2,146,171	6,683	1.25%	2,162,365	6,532	1.21%	2,418,524	7,794	1.29%
Short-term borrowings	354,653	304	0.34%	380,057	318	0.33%	138,910	140	0.40%
Long-term borrowings (4)	2,837,849	28,228	3.98%	2,836,263	27,883	3.93%	2,886,675	30,180	4.18%
Total interest bearing liabilities	10,987,328	39,745	1.45%	10,838,598	39,014	1.44%	10,776,408	42,483	1.58%
Non-interest bearing deposits	3,587,292			3,622,220			3,581,432
Other liabilities	146,919			196,701			50,306
Shareholders' equity	1,566,829			1,544,640			1,513,942
Total liabilities and shareholders' equity	$16,288,368			$16,202,159			$15,922,088
Net interest income/interest rate spread (5)		$119,417	2.90%		$116,016	2.84%		$111,916	2.76%
Tax equivalent adjustment		(1,998)			(1,992)			(2,029)
Net interest income, as reported		$117,419			$114,024			$109,887
Net interest margin (6)			3.21%			3.15%			3.09%
Tax equivalent effect			0.06%			0.05%			0.06%
Net interest margin on a fully tax equivalent basis (6)			3.27%			3.20%			3.15%
_________________________

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.